EXTREME NETWORKS, INC. SBG INVESTOR RELATIONS

Moderator: (John Kurtzweil)
January 3, 2013
5:00 p.m. ET

Operator:
Good day ladies and gentlemen, and welcome to the Extreme Network Q2 Fiscal Year 2013 Management Update Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session, and instructions will follow at that time.

If anyone should require operator assistance, please press star, then the zero key on your touchtone telephone. As a reminder, this conference is being recorded. I would now like to introduce your host for today's conference, John Kurtzweil, Chief Financial Officer. Sir, you may begin.

John Kurtzweil:
Thank you Sam. Welcome to the Extreme Network's Special Update Conference Call. Good afternoon everyone, and thank you for making the call, the time to join us for this call, on such short notice. At this time, all participants are in a listen-only mode.

Following today's presentation, instructions will be given for a question and answer session. On the call today from Extreme Networks are Oscar Rodriguez, President and CEO; (Chet Popkowski), our Treasurer; and myself, John Kurtzweil, the Chief Financial Officer.

This conference call is being broadcast live over the internet, and also recorded today, January 3, 2013. It will be posted on Extreme Networks Web site for replay shortly after the conclusion of the call, and will remain available through January 11.

The presentation and the recording of this call are copyrighted property of the company, and no other recording or reproductions are permitted, unless authorized by the company in writing.

This afternoon, Extreme Networks issued a press release announcing a plan to reduce spending by approximately $7 million per quarter, a stock repurchase of 1.9 million shares, fiscal year 2013 second quarter guidance update, and an update to the financial model of the company.

A copy of this release is available in the investor relations section of the company's Web site at www.extremenetworks.com.

This conference call contains forward-looking statements that involve risks and uncertainties, including statements regarding the company's expectations regarding it's financial performance, strategies, growth of customer demand, development of new products, customer acceptance of the company's product, customer buying and spending patterns, overall trends and economic conditions in the company's markets, actual results could differ materially from these projected in the forward-looking statement as a result of certain risk factors, including, but not limited to, a challenging macroeconomic environment worldwide, fluctuations in demand for the company's products and services, a highly competitive business environment per network switching equipment, the company's effectiveness in controlling expenses, including the company's cost restructuring efforts, the possibility that the company might experience delays in the development of new technology, and products, customer response to it's new technology and product, the timing of any recovery in the global economy, risk related to pending or future litigation, and the dependency on third parties for certain components and for the manufacturing of the company's products.

The company undertakes no obligation to update this information on the conference call. More information about potential factors that affect our business and financial results is included in the company's filings with the Securities and Exchange Commission. Throughout the conference call, the company will reference some financial metrics that are derived in accordance with generally accepted accounting principles, or GAAP while other metrics are not in accordance with GAAP. This approach is consistent with how management measures the company's results internally. However, non-GAAP results are not in accordance with GAAP and may not be comparable to non-GAAP information provided by other companies.
Non-GAAP information should be considered a supplement to, and not a substitute for financial statements prepared in accordance with GAAP. Non-GAAP results exclude stock base compensation and the announced restructuring charges.

Today's call will focus on the cost reductions, our preliminary results for Q2 fiscal 2013, and the financial model only. I will provide a brief overview of our preliminary financial results, and Oscar will then comment on our revenue performance in updated guidance for the quarter.

After our prepared comments, we will open the call for a brief Q&A. We will then resume our quiet period until we hold our regular investor call currently scheduled for January 31, after the close of the market.

As you're aware from the press release issued earlier today, the company has fallen short of our revenue and EPS guidance for the quarter.

In our previous conference call at the end of Q1, we provided guidance that Q2 revenue would fall within the range of 78 million to 85 million for the quarter. While we have not completed closing the books for Q2, we can now provide an estimate of GAAP revenue for the quarter to be between $75 and $77 million.

Non-GAAP EPS guidance for the quarter was a range of $0.04 to $0.07 per share. We can now provide an update of non-GAAP EPS estimate of between $0.02 and $0.03 per share. While we are not satisfied with our performance on the top-line, we have continued to make improvements in our cost structure. Oscar will provide more details on this shortly.

Financially, when our (restructure) actions are all completed, we expect to reduce our cost structure by $7 million on a quarterly basis. To achieve this, we will take a charge of approximately $5.5 to $7 million this quarter.

During the second quarter ended December 31, 2012, we also announced we repurchased approximately 1.9 shares for approximately $6.7 million.

And now, for a qualitative discussion on our revenue results, I'll turn the call over to Oscar.

Oscar Rodriguez:
Thank you. John and I want to thank everyone for joining us on this call. It's always our goal to set and meet what we believe is prudent financial guidance for our investors. Unfortunately, we were unable to meet our guidance for Q2, and I am disappointed in our company performance.

As a result, we now expect our product revenue for Q2 to be lower than projected, due primarily to the impact of macroeconomic issues and two of our geographic sales regions.

Our expectation at the beginning of Q2 was that we would deliver higher revenues than in Q1, based on normal seasonal increases in customer buying.

While our pipelines continued to show good improvement for new and existing products throughout the quarter, delays in customer decision making and a more aggressive competitive environment, have lengthened our sales cycles. These longer sale cycles impacted our ability to close deals in time - for revenue in Q2.We therefore, now expect revenues to be flat to what we delivered in Q1, while orders are up slightly above this, but lower than the normal seasonal ramp.

On a geographic basis, the America's showed mixed results. Latin America continued to perform well with revenues now expected at double-digit sequential growth over Q1, and year-over-year for the first half.

In North America, lengthening customer sales cycles impacted sales performance, with revenue expected to be below what we experienced in Q1, and lower than last year for the first half. EMEA was also impacted by delays in customer decisions and revenue is also expected to be below what we saw in Q1, and in year-over-year first half comparisons.

EMEA and North America continue to show slower customer buying patterns and longer sales cycles, which we expect to continue until regional economic conditions improve. Asia Pacific is expected to be up sequentially from Q1 levels, and was impacted by some delayed deals as well as some time still needed to ramp up new sales leadership in key countries.

Shipments to our large OEM partners were up in Q2 over Q1 levels, and we were pleased to see the first orders for BDX8 cloud data center equipment from one of these major partners. We have also begun to see good customer traction with new customers for our new products including the BDX8 in data center solutions.

In Q2, we saw the highest number of customers to ever purchase the BDX8 solution, and in December, we saw the highest monthly sales for BDX8 products, since their release to market last spring. Despite these bright spots in specific strategic areas, delays in customer buying impacted our two largest regions and contributed to our inability to meet our prior expectations.

Given the current macroeconomic environment and the impact of customer decisions, we are taking steps now to streamline our operations and further reduce our cost structure. To this end, we are taking specific steps as follows,

First, we are consolidating specific global administrative line functions into our facility and Research Triangle Park, North Carolina. We expect this consolidation to lower costs by reducing both the total numbers of staff needed to run the company, and lowering the cost of the staffing. We also expect these changes to increase productivity as we add new skills, and as we co-locate complimentary functions into this facility.

Second, we are eliminating several management staff positions across the company to reduce overhead and enhance internal communications and decision making.

Third, as a result of functional consolidation, we are taking steps to reduce the amount of real estate cost required for higher cost facilities around the world while enhancing our current facilities in our key company locations in California and North Carolina.

Fourth, to further enhance our sales capability in the cloud and data center verticals and enable more cloud focused sales into our OEM partners, we are further moving to integrate key parts of our data center and alliance of sales teams under a single sales leadership structure.

Based on this restructuring plan, the company is taking actions to reduce cost to achieve its previously stated goal of a quarterly 10 percent non-GAAP operating income margin by the end of fiscal '13. We believe these actions will allow us to preserve the financial and organizational flexibility needed to continue key product investments, drive market awareness, and focus on sales productivity and revenue growth in the coming quarters. Overall, we believe that by acting with urgency to further transform our cost structures, we will be able to position the company to meet our stated goals, despite the macroeconomic impact on customer buying patterns.

In summary, we have made substantial progress to position the company for growth in key market verticals, while I'm disappointed to report that we have not met our stated Q2 guidance, I'm confident with the work that we are doing to drive lower cost structures, deliver award winning products, and to begin to positively change the position of Extreme Networks in the market.

Further, as we improve sales execution, we expect to leverage our reduced cost infrastructures to deliver increased EPS and positive cash flow in Q3 and FY13. As a result, we continue to believe we are well positioned to grow earnings and cash in FY13, and into FY14.

I look forward to discussing more details of our Q2 results in our regularly scheduled conference call at the end of the month. At this point, we will open up the call to answer any specific questions you may have regarding the preliminary Q2 results or the comments we've discussed here.

And with that, we will open up the call for questions, operator.

Operator:
Thank you, ladies and gentlemen on the phone line, if you do have a question at this time; please press star, then the one key on your touchtone telephone. If your question has been answered, or you wish to remove yourself from the queue, please press the pound key.

Our first question comes from Christian Schwab of Craig Hallum Capital, your line is now opened.

Christian Schwab:
Thanks for taking my question. As we look at the OPEX dollar amount, how should we be thinking that it goes down over the next few quarters? I know that $7 million, how much of it is direct operating expense cost verses which portion would be COGS?

John Kurtzweil:
This is John, you know, when we look at the R&D, I think what you'll see is you'll see R&D hovering around a $9 million range, and - to get us there. You'll see sales - you know, it'll fluctuate based on revenue, primarily for commissions, but it'll be in $16 to $17 million range, and you know, the - our - and then you have to add, on top of that, about $3 million a quarter for marketing.

So a total - you know, that is running around - you know, it's like $19 to $20 million for selling expense. A little bit out of G&A, but that's where the majority of the cost are going to be coming out of is really out of the R&D sales and marketing lines. And then, what we also are going to be doing is we're going to be consolidating customer service operations into our RTP facility.

And with that, we expect that what we should be able to do is take up close to $1 million in COGS related to our service products.

Christian Schwab:
Perfect, perfect, and then as you think about the Schwab program, obviously we bought a little bit of shares is that - I know there's some share ownerships, things like that, but should we expect something more aggressive or should we just assume? I mean, what is your plan on the buy back, I guess, is the direct question.

John Kurtzweil:
Well, in terms of the buy back, you know, I always have to watch out for the, you know, part of fiduciary duty is to watch out for the NOL on the tax that we have sitting out there. And, as you said, you know, there are some share holders that cause that formula to get triggered at certain points. I'm worried we may potentially lose it, so what I'll do is I'll be buying back - you know, we'll be buying back shares as a company.

We'll continually monitor, you know, where we're at. But, you know, over the next three years as we've said, you know, in October is that, you know, we expect to buy back up to $75 million worth of shares and we're going to be in and out of the market, you know, over that three year period and a lot of it depends on the share ownership of a couple of those parties.

Christian Schwab:	Great, and then, Oscar, how is the migration to 10 gig going?

Oscar Rodriguez:
Well, we don't have the latest figures for the December ending quarter, because it's a bit too soon to see that, but you know, we've been growing ahead of the market, we talked about that last time, we're very pleased with the growth not only in 10 gig, but in 40 gig, growing at a bit - almost twice, or a little bit - sometime - depending on the quarter - sometimes twice the market rate that was published by some of the analysts, so we're very pleased with the work that we've been doing in getting next generation products out.

One of the things that I mentioned is that we had the best - December was the best month for BDX8 sales, and BDX8 by definitions of 10 gig and 40 gig product sales. So, I like the momentum that I'm seeing, and I like the momentum in the new products. And we'll talk a bit more about that as we get all the final consolidated information at the next earnings call in a few weeks.

Christian Schwab:	And then how soon - my last question here John, I'll let somebody else ask them - how soon should we be at that lower cost structure as far as quarterly OPEX?

Oscar Rodriguez:
Well, I think that finally finish it will be towards the end of the summer, because there's some R&D programs (inaudible) customer service transitions, that's going to take a little bit of time to work through. So, by the end of the summer, we should (inaudible) be there.

Christian Schwab:	Perfect, so, it should show up in forecast for fiscal year '14?

Oscar Rodriguez:	In full force in fiscal year '14, and you'll start to see some of it in fiscal Q3 of '13. You know, so in the March quarter and the June quarter, you'll also start to see a good chunk of that as well.

Christian Schwab:	And then, my last question, I'm sorry, how many employees does this take into account on the reduction?

Oscar Rodriguez:
In total, there's about 13 percent of the employees are affected by this in one way or another. And then a few of the jobs will be added back. For example, in customer service R&D and a couple of the other areas are being relocated to Raleigh.

Christian Schwab:	Great, no other questions. Thank you.

Operator:
Thank you, and again, ladies and gentlemen, if you do have a question, please press star, then one on your touchtone telephone. Our next question comes from Rohit Chopra of Wedbush Securities, your line is now opened.

Rohit Chopra:
Thank you, just a couple questions. Just wanted to get a sense of the competition, Oscar, you mentioned the environment was a little bit more competitive. So, talk a little bit about that, and does that mean that those deals that you talked about, are they lost, or are they actually still in the pipeline, and how aggressive is it in APAC and North America?

Oscar Rodriguez:
Thanks, Rohit, thanks for joining the call as well. So, first, let me clarify what I - in my statements, what was meant by the statements about the competitive environment. I think what we're seeing out there is that customers that are willing to spend, because there are some that have deferred their spending and we've seen that, we've had some customers tell us, we like your products, we do need to deploy this project, but we're going to have to hold off because we need to be more conservative in what we're spending right now.

So, for those that have chosen to spend, they're getting more aggressive bids from our competition and they're getting more bids. And in some cases, customers, you know, are actually looking at bundled deals where some of the competitors are able to bundle a few products together with Ethernet switching, they've come to the table and said, well, you can take our products, even if they're not the best (inaudible) products.

And, we'll give you a better deal, so that causes the customer to stop, assess, ponder what they should do before they make a decision. Now, I've honestly not seen us losing more deals, or winning more deals, so you know, I don't think that ratio has changed over the last few months.

But, it is lengthening the sales cycle for customer decision making, I think that's definitely true. And even in this past quarter, I can tell you that we've won some key deals against the big guys. So, I don't think our competitiveness is down, but it is causing customer delays.

Rohit Chopra:
And, can you go back to APAC just for a moment, you had some problems there a couple quarters ago. Now, you're talking about ramping up people over there, is that the delay, or I mean, that was kind of expected, right, as some of the - it takes three to four quarters to ramp new sales people, or new leadership.

So, I'm just trying to see what else is happening in APAC that maybe was missed the first time around, or what's actually…

Oscar Rodriguez:	Yes, so let me describe APAC again, so, APAC again, had sequential growth, which is what I expected. You know, I also expected that we would have the ramp up time of the leadership; we have a new leader in China who's come on board as of a couple of months ago.

So, he's ramping, he's assessing his team, he's making some people changes, and that was all to be expected. We did have some delays, but we also won some good deals that I'll talk about in the coming call, you know, I don't want to get into all of that, because I don't - all of the final details to provide a comprehensive call here at this point, just three days into the year.

So, I think we can defer that discussion; however, Asia Pacific is not what I would consider to be, you know, disappointing at all. I think Asia Pacific is doing what we want it do. Where I believe the issues have been were in North America and in EMEA, which is what I've cited here, where we had slowdown in customer buying patterns.

And if you think about it, when you're moving a company forward, if you have one region that you're bringing along, and two of your major regions, which the two largest regions don't perform, then it's going to impact your overall ability to get to the guidance.

So, I'm not blaming any of the issues on Asia nor am I saying that Asia should've done anything differently, what I am saying is that I think Asia's coming along, it's had sequential growth, which is what I would expect, I think it's going to do better as we go forward.

But, we need North America and EMEA to come online, and I think we're still seeing some macroeconomic effects.

Rohit Chopra:	OK, last question just for John on OPEX, is Q - what's the baseline quarter as we look at the 7 million reductions, is it looking at…

John Kurtzweil:	It'll be fiscal Q2.

Rohit Coffra:	And for Q2 annualize that, and that's 7 million reductions from there?

John Kurtzweil:	Right.

Rohit Chopra:	Thank you.

John Kurtzweil:	Yes.

Rohit Chopra:	Thank you.

John Kurtzweil:	And again, it's not all coming out of OPEX, its cost are also coming out of cost of goods sold as well.

Rohit Coffra:	Yes, OK, thanks.

John Kurtzweil:	OK, thank you.

Operator:	Thank you, and at this time, I'm not showing any further questions on the phone line.

John Kurtzweil:
All right, very good. I want to thank everyone on behalf of Extreme Networks, and (inaudible) and (inaudible) for joining the call so quickly. And, we look forward to updating you with more information on the quarter in the next few weeks. Thank you.

Operator:	Ladies and gentlemen, thank you for participating in today's conference. This concludes today's program, you may all disconnect. Everyone, have a great day.

END